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                                                                    EXHIBIT 99.3

                                      LOGO

                           NOTICE OF SPECIAL MEETING

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.
                               1155 MARKET STREET
                        SAN FRANCISCO, CALIFORNIA 94103

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

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Date:    January 21, 2000
Time:    11:00 AM
Place:   1155 Market Street
         San Francisco, CA 94103
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      At the meeting you will be asked:

      1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of September 27, 1999, by and among Eden Merger Corp., a wholly owned subsidiary of Alcatel, Alcatel and Genesys Telecommunications Laboratories, Inc., pursuant to which Eden Merger Corp. will merge with and into Genesys and Genesys will survive the merger as a wholly owned subsidiary of Alcatel. You will receive either Alcatel ADSs or cash in exchange for your Genesys common stock in the merger. The number of Alcatel ADSs or the amount of cash into which each share of your Genesys common stock will be converted depends on the average closing price of an Alcatel ADS during the 10-trading-day period ending 2 trading days prior to the special meeting of Genesys shareholders. That price is referred to as the "average closing price." If the average closing price of an Alcatel ADS is:

      - less than $33.00 and greater than $27.00, each share of Genesys common stock will be converted into 1.667 Alcatel ADSs;

      - $33.00 or greater, each share of Genesys common stock will be converted into the number of Alcatel ADSs equal to the quotient (calculated to three decimal places) obtained by dividing $55.00 by the average closing price;

      - $27.00 or less, each share of Genesys common stock will be converted into the number of Alcatel ADSs equal to the quotient (calculated to three decimal places) obtained by dividing $45.00 by the average closing price.

      In addition, if the average closing price of an Alcatel ADS is $24.00 or less, Alcatel may, at its option, deliver $45.00 in cash to Genesys shareholders instead of any Alcatel ADSs.

      Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

      2. To transact such other business as may properly come before the special meeting or any adjournment of the special meeting.
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      The attached proxy statement/prospectus contains a more complete description of these items of business. Only holders of record of Genesys common stock at the close of business on December 16, 1999, the record date, are entitled to vote on the matters listed in this notice of special meeting. You may vote in person at the Genesys Special Meeting even if you have returned a proxy.

                                          By Order of the Board of Directors
                                          of Genesys Telecommunications
                                          Laboratories, Inc.

                                          Richard DeGolia
                                          Senior Vice President, Business
                                          Development &
                                          Strategic Planning, Acting General
                                          Counsel
                                          and Corporate Secretary
                                          San Francisco, California
                                          December 20, 1999

                 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                         THE ACCOMPANYING PROXY IN THE
                    ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE